UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2013

Greer Bancshares Incorporated

(Exact name of registrant as specified in its charter)

Commission File Number:  000-33021

South Carolina	57-1126200
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1111 W. Poinsett Street

Greer, South Carolina 29650

(Address of principal executive offices, including zip code)

(864) 877-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Effective May 3, 2013, the Written Agreement by and between the Federal Reserve Bank of Richmond (the “FRB”) and Greer Bancshares Incorporated (the “Company”) dated July 7, 2011 was terminated as a result of the improvement in the overall condition of the Company and will be replaced with a Memorandum of Understanding by and between the FRB and the Company (the “FRB MOU”), which will become effective after approval by the Company’s Board of Directors and upon final execution of the FRB MOU by the Company and the FRB.  The Written Agreement required the Bank to take certain actions and steps, including among other things to submit quarterly progress reports to the FRB, and to comply with certain restrictions, including among other things restrictions relating to (1) the declaration or payment of dividends; (2) incurring, increasing or guaranteeing any debt; (3) purchasing or redeeming any shares of its stock; and (4) indemnification and severance payable to executives and employees, each as described and set forth in the Written Agreement.   The text of the Written Agreement was filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2011, and is incorporated herein by reference, and the foregoing summary is qualified in its entirety by reference to the full text of the Written Agreement.

Once it is approved by the Company’s Board of Directors and fully executed, the FRB MOU will be a step down in corrective action requirements as compared to the Written Agreement and reflects an improvement in the overall condition of the Company from “troubled” to “less than satisfactory”. The FRB MOU will require the Company, among other things, to (i) preserve its cash; (ii) obtain the written consent of its supervisory authorities prior to paying any dividends with respect to its common or preferred stock or trust preferred securities, purchasing or redeeming any shares of its stock or incurring, increasing or guaranteeing any debt; and (iii) submit quarterly reports to the FRB regarding the Company’s actions to comply with the requirements of the FRB MOU. As of May 9, 2013, assuming the proposed FRB MOU were effective, the Company would be in compliance with all requirements of the proposed FRB MOU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greer Bancshares Incorporated

Date: May 9, 2013	By:	/s/ J. Richard Medlock, Jr.
J. Richard Medlock, Jr.
Chief Financial Officer